                                                                EXHIBIT (d)(ii)


                                  GROWTH FUND
                                       OF
                      THE ENTERPRISE GROUP OF FUNDS, INC.

                            FUND MANAGER'S AGREEMENT

         THIS AGREEMENT, made the 1st day of February, 2001, is among The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and Montag & Caldwell, Inc., a Georgia corporation (hereinafter referred to as the "Fund Manager").

                             BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Adviser's Agreement dated as of September 14, 1987 with the Fund. Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the portfolios of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Fund Managers to the Portfolios.

         (B) The parties hereto wish to enter into an agreement whereby the Fund Manager will provide to the Growth Fund of the Fund (the "Fund") securities investment advisory services for the Growth Fund.

                                WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Fund, the Adviser and the Fund Manager agree as follows:

                  (1) The Fund and Adviser hereby employ the Fund Manager to render certain investment advisory services to the Fund, as set forth herein. The Fund Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

                  (2) The Fund Manager shall furnish the Fund advice with respect to the investment and reinvestment of the assets of the Fund, or such portion of the assets of the Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations applicable to the Growth Fund which are in the Fund's most recent Registration Statement.

                  (3) The Fund Manager shall perform a monthly reconciliation of the Growth Fund to the holdings report provided by the Funds's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

                  (4) The Fund Manager shall for all purposes herein be deemed to be an independent contractor. The Fund Manager has no authority to act for or represent the Fund or the Portfolio in any way except to direct securities transactions pursuant to its investment advice hereunder. The Fund Manager is not an agent of the Fund or the Portfolios.

                  (5) It is understood that the Fund Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Portfolio.

                  (6)(a) The Adviser agrees to pay the Fund Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to 0. 025 of 1% of the average of the daily closing net asset values of the Growth Fund managed by the Fund Manager during such month (that is, .30 of 1% per year) for the first ($100,000,000.00) under management and a sum equal to .0208 of 1% of the average of the daily closing net asset values for the next $100,000,000.00 to $200,000,000.00 (that is, .25 of 1% per year) and a sum equal to .0167 of 1% of the average of daily closing net asset values for assets in excess of $200,000,000.00 managed by the Fund Manager during such month (that is .20 of 1% per year).

                  (6)(b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

                  (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolio shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Growth Fund's shares.

                  (7) The services of the Fund Manager hereunder are not to be deemed to be exclusive, and the Fund Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Fund Manager of its responsibilities hereunder, it is agreed that the Fund Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

                  (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Fund Manager shall not be liable to the Fund, the Growth Fund or the Adviser or to any shareholder or shareholders of the Fund, the Portfolio or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Fund Manager hereunder; except that the Fund Manager shall be held liable for any losses resulting from its negligent management which result in transactional errors or omissions including, but not limited to, incorrect, delayed or omitted trade advices arising from the Fund Manager's negligence which result in mispricing the Portfolio; and the Portfolio Manager shall be obligated to make the Portfolio whole and absorb related transfer agent costs which result from the transaction.

                  (9) The Fund Manager will not take, and it will take necessary steps to prevent its officers and directors from taking, at any time, a short position in any shares of any holdings of any Portfolio of the Fund. The Fund Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Fund Portfolio transactions insofar as such transactions may relate to the Fund Manager.

                  (10) In connection with the management of the investment and reinvestment of the assets of the Growth Fund, the Fund Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Growth Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Growth Fund and its shareholders, the Fund Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Growth Fund, the Adviser, or the Fund Manager and, subject to the Conduct Rules of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of Portfolios of the Fund.

                  (11) The Fund may terminate this Agreement by thirty (30) days written notice to the Adviser and the Fund Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by thirty (30) days written notice to the Fund Manager and the Fund Manager may terminate this Agreement by thirty (30) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

                  (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until February 1, 2002 and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those directors who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                  (13) The Adviser shall indemnify and hold harmless the Fund Manager, its officers and directors and each person, if any, who controls the Fund Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Fund Manager's Agreement relates. However, in no case
(i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Fund Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Manager or such controlling persons.

         The Fund Manager shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, damage or expense described in the foregoing indemnity, but only with respect to the Fund Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Fund Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Fund Manager, the Fund Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Fund Manager by the provisions of subsection (i) and (ii) of this Paragraph 13.

                  (14) Except as otherwise provided in Paragraph 13 hereof and as may be required under applicable federal law, this Fund Manager's Agreement shall be governed by the laws of the State of Georgia.

                  (15) The Fund Manager agrees to notify the parties within a reasonable period of time regarding a material change in the membership of the Fund Manager.

                  (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

                  (17) Unless otherwise permitted, all notices, instructions and advice with respect to security transactions or any other matters contemplated by this Agreement shall be deemed duly given when received in writing:

by the Fund Manager:       Montag & Caldwell, Inc.
                           3455 Peachtree Road, N.E., Suite 1200
                           Atlanta, GA  30326-3248


by the Adviser:            Enterprise Capital Management, Inc.
                           3343 Peachtree Road, N.E., Suite 450
                           Atlanta, GA  30326-1022


by the Fund:               The Enterprise Group of Funds, Inc.
                           c/o Enterprise Capital Management, Inc.
                           3343 Peachtree Road, N.E., Suite 450
                           Atlanta, GA  30326-1022

or by such other person or persons at such address or addresses as shall be specified by the applicable party, in each case, in a notice similarly given. Each party may rely upon any notice or other communication from the other reasonably believed by it to be genuine.

                  (18) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

                  (19) This Agreement constitutes the entire agreement between the Fund Manager, the Adviser and the Fund relating to the Growth Fund.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.

                                         THE ENTERPRISE GROUP OF FUNDS, INC.
(SEAL)

ATTEST: /s/ CATHERINE R. MCCLELLAN       By: /s/ VICTOR UGOLYN
----------------------------------       --------------------------------------
            Secretary                        Victor Ugolyn, Chairman, President
                                             and Chief Executive Officer


                                         ENTERPRISE CAPITAL MANAGEMENT, INC.
(SEAL)

ATTEST: /s/ CATHERINE R. MCCLELLAN       By: /s/ VICTOR UGOLYN
----------------------------------       --------------------------------------
            Secretary                        Victor Ugolyn, Chairman, President
                                             and Chief Executive Officer


                                         MONTAG & CALDWELL, INC.
(SEAL)

ATTEST: /s/ ELIZABETH CHESTER            By: /s/ RONALD E CANAKARIS
----------------------------------       --------------------------------------
            Secretary                    Name: Ronald E. Canakaris
                                         Title: CEO and President